                                                                    Exhibit 99.1

                        GRUPO TRANSPORTACION FERROVIARIA
                        --------------------------------
                            MEXICANA, S. A. DE C. V.
                            ------------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
                        ---------------------------------

                        DECEMBER 31, 1999, 2000 AND 2001
                        --------------------------------

                        GRUPO TRANSPORTACION FERROVIARIA
                        --------------------------------
                            MEXICANA, S. A. DE C. V.
                            ------------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
                        ---------------------------------

                        DECEMBER 31, 1999, 2000 AND 2001
                        --------------------------------



                                      INDEX
                                      -----



Contents                                                               Page
--------                                                               ----

Report of Independent Accountants                                     1 and 2

Consolidated Balance Sheets                                              3

Consolidated Statements of Income                                        4

Consolidated Statements of Changes in Stockholders' Equity               5

Consolidated Statements of Cash Flows                                    6

Notes to Consolidated Financial Statements                            7 to 31

REPORT OF INDEPENDENT ACCOUNTANTS
---------------------------------


Mexico City, March 26, 2002


To the Board of Directors and Stockholders of Grupo Transportacion Ferroviaria Mexicana, S. A. de C. V.


We have audited the accompanying consolidated balance sheets of Grupo Transportacion Ferroviaria Mexicana, S. A. de C. V. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, of changes in stockholders' equity and of cash flows for each of the three years in the period ended December 31, 2001, all expressed in US dollars. These consolidated financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with International Auditing Standards and Auditing Standards Generally Accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with International Accounting Standards. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the consolidated financial position of Grupo Transportacion Ferroviaria Mexicana, S. A. de C. V. and subsidiary as of December 31, 2001 and 2000, and the consolidated results of their operations, the changes in stockholders' equity and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with International Accounting Standards.

International Accounting Standards differ in certain material respects from Accounting Principles Generally Accepted in the United States of America (U.S.
GAAP). The application of the latter would have affected the determination of the consolidated net income for each of the three years in the period ended December 31, 2001, and the determination of consolidated stockholders' equity and consolidated financial position as of December 31, 2001 and 2000, to the extent summarized in Note 12 to the consolidated financial statements.


PricewaterhouseCoopers



/s/ Alberto Del Castillo V. V.
Alberto Del Castillo V. Vilchis
Audit Partner


                                                                             (2)

            GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V.
            ---------------------------------------------------------

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                      (amounts in thousands of US dollars)

                                                                     December 31,
                                                                     ------------
Assets                                                            2000         2001
                                                               ----------   ----------
Current assets:
    Cash and cash equivalents                                  $   33,038   $   52,786
    Accounts receivable net of allowance for
    doubtful accounts of $4,160 in 2000
    and $3,172 in 2001                                             67,787       87,773
    Amounts due from related parties (Note 7)                       3,864       43,821
    Other accounts receivable - Net                                53,447       78,042
    Materials and supplies                                         23,854       22,262
    Other current assets                                            8,930        9,645
                                                               ----------   ----------

         Total current assets                                     190,920      294,329

Due from Mexican Government (Note 3)                                            81,892
Concession rights and related assets - Net (Note 3)             1,308,900    1,257,591
Property, machinery and equipment - Net (Note 4)                  483,569      509,604
Investment held for operating purposes (Note 2i.)                   7,081        6,166
Deferred financing costs                                           13,381       11,647
Other assets                                                          707          295
Deferred income taxes (Note 9)                                    138,082      133,487
                                                               ----------   ----------

                Total assets                                   $2,142,640   $2,295,011
                                                               ==========   ==========

Liabilities and stockholders' equity
Short-term liabilities:
    Commercial paper (Note 5)                                               $  264,638
    Current portion of capital lease obligations (Note 10)     $    4,227          298
    Accounts payable and accrued expenses                          75,226       85,822
                                                               ----------   ----------

         Total short-term liabilities                              79,453      350,758
                                                               ----------   ----------

Long-term portion of capital lease obligations (Note 10)                         2,137
Long-term debt (Note 5)                                           811,324      570,938
Other long-term liabilities                                         7,545       20,769
                                                               ----------   ----------

         Total long-term liabilities                              818,869      593,844
                                                               ----------   ----------

                Total liabilities                                 898,322      944,602
                                                               ----------   ----------

Minority interest (Note 2o.)                                      370,376      391,589
                                                               ----------   ----------

Commitments and contingencies (Note 10)

Stockholders' equity (Note 8):
Common stock, 10,063,570 shares authorized, issued and
outstanding without par value                                     807,008      807,008
Retained earnings                                                  66,934      151,812
                                                               ----------   ----------

                Total stockholders' equity                        873,942      958,820
                                                               ----------   ----------

                Total liabilities and stockholders' equity     $2,142,640   $2,295,011
                                                               ==========   ==========

The accompanying notes are an integral part of these consolidated financial statements.

                                                                             (3)

            GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V.
            ---------------------------------------------------------

                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------
                                    (Note 7)

         (amounts in thousands of US dollars, except per share amounts)


                                                         Year ended December 31,
                                                         -----------------------
                                                    1999         2000         2001
                                                 ---------    ---------    ---------
Transportation revenues                          $ 524,541    $ 640,558    $ 667,826
                                                 ---------    ---------    ---------

Operating expenses:
        Salaries, wages and employee benefits       81,176       95,503      111,552
        Purchased services                         121,962      124,540      133,379
        Fuel, material and supplies                 48,487       69,292       63,985
        Other costs                                 78,042      109,240      125,710
        Depreciation and amortization               71,990       75,455       77,287
                                                 ---------    ---------    ---------

               Total operating expenses            401,657      474,030      511,913
                                                 ---------    ---------    ---------

Operating income                                   122,884      166,528      155,913
                                                 ---------    ---------    ---------

Other (expenses) income - Net                       (4,136)     (22,966)      34,638
                                                 ---------    ---------    ---------

Interest income                                      3,853        1,548        4,422
Interest expense                                  (105,434)    (108,806)     (86,991)
Exchange (loss) gain - Net                             (75)      (1,424)       2,783
                                                 ---------    ---------    ---------

Net comprehensive financing cost                  (101,656)    (108,682)     (79,786)
                                                 ---------    ---------    ---------

Income before provision for deferred income
taxes and minority interest                         17,092       34,880      110,765

Deferred income tax benefit (expense) (Note 9)      41,318       18,310       (4,674)
                                                 ---------    ---------    ---------

Income before minority interest                     58,410       53,190      106,091

Minority interest                                  (12,025)     (10,506)     (21,213)
                                                 ---------    ---------    ---------

Net income for the year                          $  46,385    $  42,684    $  84,878
                                                 =========    =========    =========

Net income for the year per share (Note 2p.)     $    4.61    $    4.24    $    8.43
                                                 =========    =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                                                                             (4)

            GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V.
            ---------------------------------------------------------

                       CONSOLIDATED STATEMENTS OF CHANGES
                       ----------------------------------
                   IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
                   -------------------------------------------
                        DECEMBER 31, 1999, 2000 AND 2001
                        --------------------------------

                      (amounts in thousands of US dollars)


                                Common   (Deficit) retained
                                stock         earnings         Total
                               ---------  -----------------  ---------
Balance at December 31, 1998   $ 807,008     ($ 22,135)      $ 784,873

Net income for the year                         46,385          46,385
                               ---------     ---------       ---------

Balance at December 31, 1999     807,008        24,250         831,258

Net income for the year                         42,684          42,684
                               ---------     ---------       ---------

Balance at December 31, 2000     807,008        66,934         873,942

Net income for the year                         84,878          84,878
                               ---------     ---------       ---------

Balance at December 31, 2001   $ 807,008     $ 151,812       $ 958,820
                               =========     =========       =========

The accompanying notes are an integral part of these consolidated financial statements.

                                                                             (5)

            GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V.
            ---------------------------------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                      (amounts in thousands of US dollars)


                                                                              Year ended December 31,
                                                                              -----------------------
Cash flows from operating activities:                                      1999         2000         2001
------------------------------------                                    ---------    ---------    ---------
Net income for the year                                                 $  46,385    $  42,684    $  84,878
                                                                        ---------    ---------    ---------

Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                      71,990       75,455       77,287
        Amortization of discount on senior secured debentures
        and commercial paper                                               36,145       45,665       49,408
        Deferred income tax (benefit) expense                             (41,318)     (18,310)       4,595
        Provision for doubtful accounts                                     1,599        1,518         (988)
        Amortization of deferred financing costs                            6,166       14,307        3,498
        Minority interest                                                  12,025       10,506       21,213
        Loss on sale of property, machinery and equipment - Net             4,861       23,435        7,585
        Gain on transfer of concession rights - Net                                                 (60,744)
        Changes in other assets and liabilities:
                  Accounts receivable                                      (7,862)     (25,474)     (18,998)
                  Other accounts receivable                               (23,791)      (4,132)     (24,595)
                  Materials and supplies                                    6,465       (2,788)       1,592
                  Other current assets                                          9           77         (715)
                  Amounts due to related parties                            3,158      (10,399)     (39,957)
                  Accounts payable and accrued expenses                   (24,393)      12,861        9,504
                  Other non-current assets and long-term liabilities          646         (291)         121
                                                                        ---------    ---------    ---------

                  Total adjustments                                        45,700      122,430       28,806
                                                                        ---------    ---------    ---------

Net cash provided by operating activities                                  92,085      165,114      113,684
                                                                        ---------    ---------    ---------

Cash flows from investing activities:

Sale of property, machinery and equipment                                  25,066        6,676        1,902
Acquisition of property, machinery and equipment                          (49,412)     (65,349)     (66,455)
                                                                        ---------    ---------    ---------

Net cash used in investing activities                                     (24,346)     (58,673)     (64,553)
                                                                        ---------    ---------    ---------

Cash flows from financing activities:

Payments under commercial paper                                                                     (25,156)
Proceeds from commercial paper                                                         280,662
Principal payment of senior secured credit facility                       (55,225)    (269,769)
Proceeds from revolving credit facility                                    67,000       15,102
Principal payments under capital lease obligations                        (10,617)     (10,248)      (4,227)
Payments under revolving credit facility                                  (67,000)    (100,100)
                                                                        ---------    ---------    ---------

Net cash used in financing activities                                     (65,842)     (84,353)     (29,383)
                                                                        ---------    ---------    ---------

Increase in cash and cash equivalents                                       1,897       22,088       19,748
Cash and cash equivalents:
        Beginning of the year                                               9,053       10,950       33,038
                                                                        ---------    ---------    ---------

        End of the year                                                 $  10,950    $  33,038    $  52,786
                                                                        =========    =========    =========

Supplemental information:
------------------------

Cash paid during the year for interest                                  $  60,935    $  52,470    $  28,779
                                                                        =========    =========    =========

Non cash transactions:
---------------------

Due from Mexican Government                                                                       $  81,892
                                                                                                  =========

Assets acquired through capital lease obligation                                                  $   2,448
                                                                                                  =========

The accompanying notes are an integral part of these consolidated financial statements.

                                                                             (6)

            GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V.
            ---------------------------------------------------------

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 ----------------------------------------------

                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
                  --------------------------------------------


          (amounts in thousands of US dollars, except number of shares)


NOTE 1 - THE COMPANY:
--------------------

Grupo Transportacion Ferroviaria Mexicana, S. A. de C. V. ("Grupo TFM") was incorporated on July 12, 1996. In December 1996, Grupo TFM was awarded the right to acquire (the "Acquisition") an 80% interest in TFM, S. A. de C. V. ("TFM" or the "Company"), formerly Ferrocarril del Noreste, S. A. de C. V. pursuant to a stock purchase agreement.

The stock purchase agreement provided for a purchase price adjustment, within 180 days from June 23, 1997 ("commencement of operations"), in the event that TFM incurred any difference greater than Ps30 million ($3.8 million at the exchange rate of Ps7.89 per dollar) resulting from any undisclosed liability, including labor related disputes or from the failure by the Mexican Government (the "Government") to deliver any assets purchased under the asset purchase agreement (see Note 4).

On December 19, 1997 Grupo TFM submitted to the Government and the Ministry of Communications and Transport ("SCT") a claim seeking a $32 million purchase price adjustment for non-delivery of certain railcars and equipment. Related with this claim, during 1998 the Company received approximately $7 million for non-delivery railcars plus $2 million of interest computed since the date of the Acquisition. In respect with the remaining claim balance, the stock purchase agreement provided for a non-appealable arbitration procedure in the event that the parties involved do not agree with the claim. On September 1, 1999, the arbitrator determined that there were additional non-delivery assets, consisting mainly of railcars and equipment, amounting to $3.7 million which the Government agreed to pay to TFM plus $2.2 million of interest computed since the date of the Acquisition. The adjustments resulting from the non-delivery assets reduced the value of the fixed assets acquired in the Acquisition and the interest were credited to income in 1999.

Grupo TFM is a non-operating holding company with no material assets or operations other than its investment in the Company and reports on a calendar-year basis. The stockholders of Grupo TFM are TMM Multimodal, S. A. de
C. V. ("TMM Multimodal"), an indirect wholly owned subsidiary of Grupo TMM, S.
A. de C. V. ("TMM"), Nafta Rail, S. A. de C. V. ("Nafta"), an indirectly wholly owned subsidiary of Kansas City Southern Industries, Inc. ("KCSI") and the Government. See Note 8.

                                                                             (7)

TFM lines are comprised of approximately 2,641 (excluding the 20 miles of the Griega-Mariscala stretch, see Note 3) miles of track which form a strategically important rail link within Mexico and to the North American Free Trade Agreement corridor. TFM lines directly link Mexico City and Monterrey (as well as Guadalajara through trackage rights) with the ports of Lazaro Cardenas, Veracruz and Tampico and the Mexican/United States border crossings of Nuevo Laredo-Laredo, Texas and Matamoros-Brownsville, Texas.

Approximately 71% of the Company's employees are covered under a collective bargaining agreement dated July 1, 2001. Under this labor agreement, the compensation terms of the collective bargaining agreement are subject to renegotiation on an annual basis, whereas all other terms are to be renegotiated every two years.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
---------------------------------------------------

Grupo TFM and the Company prepare their financial statements in accordance with International Accounting Standards ("IAS") expressed in U.S. dollars, which differ in certain material respects from those under United States of America Generally Accepted Accounting Principles ("U.S. GAAP"). See Note 12. The most significant accounting policies are described below.

a. Consolidation
   -------------

The consolidated financial statements include the accounts of Grupo TFM and the Company. All intercompany balances and transactions have been eliminated.

b. Translation
   -----------

Although Grupo TFM and TFM are required to maintain for tax purposes their books and records in Mexican pesos ("Ps"), Grupo TFM and TFM keep records and use the US dollar as their functional and reporting currency.

Monetary assets and liabilities denominated in Mexican pesos are translated into US dollars using current exchange rates. The difference between the exchange rate on the date of the transaction and the exchange rate on the settlement date, or balance sheet date if not settled, is included in the income statement as a foreign exchange gain/loss. Non monetary assets or liabilities originally denominated in Mexican pesos are translated into US dollars using the historical exchange rate at the date of the transaction. Capital stock and minority interest are translated at historical rates. Results of operations are mainly translated at the montly average exchange rates. Depreciation and amortization of non-monetary assets are translated at the historical exchange rate.

c. Cash and cash equivalents
   -------------------------

Cash and cash equivalents represent highly liquid interest-bearing deposits and investments with an original maturity of less than three months.

                                                                             (8)

d. Materials and supplies
   ----------------------

Materials and supplies, consisting mainly of fuel and items for maintenance of property and equipment, are valued at the lower of the average cost or market.

e. Concession rights and related assets
   ------------------------------------

Costs incurred by the Company to acquire the concession rights and related assets were capitalized and are amortized on a straight-line basis over the estimated useful lives of the related assets and rights acquired (see Notes 3 and 4). The purchase price to acquire the concession rights and related assets was allocated to the identifiable assets acquired and liabilities assumed in connection with the privatization process (see Note 3) based on their estimated fair value.

The assets acquired and liabilities assumed include:

(i) The tangible assets acquired pursuant to the asset purchase agreement, consisting of locomotives, rail cars and materials and supplies;

(ii) The rights to utilize the right of way, track structure, buildings and related maintenance facilities of the TFM lines;

(iii) The 25% equity interest in the company established to operate the Mexico City rail terminal facilities; and

(iv)  Capital lease obligations assumed.

f. Property, machinery and equipment
   ---------------------------------

Machinery and equipment acquired through the asset purchase agreement were initially recorded at their estimated fair value. Subsequent acquisitions are stated at cost. Depreciation is calculated by the straight-line method based on the estimated useful lives of the respective fixed assets (see Note 4).

Recurring maintenance and repair expenditures are charged to operating expenses as incurred. The cost of locomotives rebuilt is capitalized and is amortized over the period in which benefits are expected to be received (eight years).

g. Foreign currency position
   -------------------------

At December 31, 2001 Grupo TFM had monetary assets and liabilities denominated in Mexican pesos of Ps1,718 million and Ps334.0 million (Ps478.8 million and Ps225.2 million, at December 31, 2000), respectively. At December 31, 2000 and 2001 the exchange rate was Ps9.61 and Ps9.18 per US dollar, respectively. At March 26, 2002, date of issuance of these consolidated financial statements, the exchange rate was Ps9.02 per US dollar.

                                                                             (9)

h. Derivative financial instruments
   --------------------------------

In 2001, the Company adopted the provisions of IAS 39 "Financial Instruments".

The Company enters into financial and commodity derivative instruments as a part of its risk management program including currency exchange contracts, interest rate arrangements and U.S. based fuel futures. Under IAS 39, these contracts are mark to market and accordingly gains and losses related to such transactions are recognized in results of operations on a monthly basis. Prior to the adoption of IAS 39, the Company also market to market and hence, the adoption of IAS 39 did not have a material impact. See Note 6.

i. Investment held for operating purposes
   --------------------------------------

TFM's 25% interest in the Mexico City rail terminal is accounted for using the equity method of accounting. Effective May 1, 1998, the final non-Government owned interest in the terminal was transferred. For the years ended December 31, 2000 and 2001, the equity in the loss of Mexico City rail terminal amounted $19 and $915 and is included in other expense-net in the statements of income.

j. Deferred financing costs
   ------------------------

Includes fees and other related expenses paid by the Company to obtain long-term debt (see Note 5). These deferred financing costs are amortized by the effective interest method during the outstanding period of such long-term debt.

k. Deferred income tax
   --------------------

Deferred income tax is determined following interperiod allocation procedures under the liability method.

Under this method the Company is required to establish a provision for deferred income taxes on the tax indexation of certain non-current assets and, in relation to an acquisition, on the difference between the acquisition cost of the net assets acquired and their tax base.

l. Seniority premiums
   ------------------

Seniority premiums to which employees are entitled upon termination of employment after 15 years of service are expensed in the years in which the services are rendered. At December 31, 2000 and 2001, the Company had a provision of $1,092 and $1,478, respectively.

Other compensations based on length of service to which employees may be entitled in the event of dismissal or death, in accordance with the Mexican Federal Law, are charged to income in the year in which they become payable.


                                                                            (10)

m. Revenue recognition
   -------------------

Revenue is recognized proportionally as a shipment moves from origin to destination.

n. Intangible assets and long-lived assets
   ---------------------------------------

The carrying value of intangible assets and long-lived assets are periodically reviewed by the Company and impairments are recognized when the expected future operating cash flows, undiscounted and without interest charges, derived from such intangible assets and long-lived assets are less than their carrying value.

o. Minority interest
   -----------------

The minority interest reflects the 20% share of the Company held by the Government.

p. Net income per share
   --------------------

Net income per share is calculated based on the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 1999, 2000 and 2001 was 10,063,570.

q. Concentration of risk
   ---------------------

Over 23% of the Company's transportation revenues are generated by the automotive industry, which is made up of a relatively small number of customers. In addition, the Company's largest customer accounted for approximately 10% of transportation revenues. The Company performs ongoing credit valuations of its customers' financial conditions and maintains an allowance for doubtful accounts.

r. Use of estimates
   ----------------

The preparation of the consolidated financial statements requires management to make estimates and assumptions that could affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

s. Reclassifications
   -----------------

Certain 1999 figures were reclassified to conform with 2001 classifications.

NOTE 3 - CONCESSION RIGHTS AND RELATED ASSETS:
---------------------------------------------

In December 1996, the Government granted TFM the Concession (the "Concession") to operate the northeast rail lines for an initial period of fifty years, exclusive for thirty years, renewable, subject to certain conditions, for a second period of equal length. Under the terms of the

                                                                            (11)

Concession, the Company has the right to use and the obligation to maintain the right of way, track structure, buildings and related maintenance facilities. Ownership of such property and fixtures, however, has been retained by the Government.

Concession rights and related assets are summarized below:

                                                          December 31,
                                                          ------------          Estimated
                                                                                  useful
                                                       2000           2001     lives (years)
                                                       ----           ----     -------------
Land                                                $  132,878    $   132,878        50
Buildings                                               33,113         33,113       27-30
Bridges                                                 75,350         75,350        41
Tunnels                                                 94,043         94,043        40
Rail                                                   317,268        317,268        29
Concrete and wood ties                                 137,351        137,351        27
Yards                                                  106,174        106,174        35
Ballast                                                107,189        107,189        27
Grading                                                391,808        391,808        50
Culverts                                                14,942         14,942        21
Signals                                                  1,418          1,418        26
Other                                                   61,792         61,792       5-50
                                                    ----------    -----------

                                                     1,473,326      1,473,326

Accumulated amortization                              (164,426)      (215,735)
                                                    ----------    -----------

Concession rights and related assets - Net          $1,308,900    $ 1,257,591
                                                    ==========    ===========

Amortization of concession rights was $41.5 million, $40.5 million, and $40.0 for the years ended December 31, 1999, 2000 and 2001, respectively.

On February 9, 2001 the SCT issued statement 4.123. Under this statement, the SCT and TFM agreed to transfer a line of the two-way Griega-Mariscala stretch to the Government in order to be included in the North Pacific concession. In return for this stretch, TFM will receive approximately $71,210 plus value added tax, at the latest, on the date in which TFM, Grupo TFM or their stockholders acquire the 20% of the TFM capital stock or the 24.6% of the Grupo TFM's capital stock currently owned by Ferrocarriles Nacionales de Mexico ("FNM") and the Government, respectively, or October 31, 2003. During 2001, the Company recognized a net gain related with this transaction of approximately $60,744, which was credited to other income in the statement of income.

Government payment may be restated in accordance with a appraisal performed by the "Comision de Avaluos de Bienes Nacionales", until the payment date.


                                                                            (12)

On February 12, 2001, the SCT modified the Concession title granted to TFM (i) to transfer the Griega-Mariscala stretch described above, and (ii) authorized the dismantling of the catenary running over the route between Huehuetoca, State of Mexico and the City of Queretaro.

NOTE 4 - PROPERTY, MACHINERY AND EQUIPMENT:
------------------------------------------

Pursuant to the asset purchase agreement, the Company obtained the right to acquire locomotives and rail cars and various materials and supplies, formerly owned by FNM. The Company also agreed to assume the outstanding indebtedness, as of the commencement of operations, relating to certain locomotives originally acquired by FNM under capital lease arrangements (see Note 10). Legal title to the purchased assets was transferred to TFM at that time.

                                                          December 31,
                                                          ------------          Estimated
                                                                                  useful
                                                       2000           2001     lives (years)
                                                       ----           ----     -------------
Locomotives                                         $   175,794   $   175,130       14
Freight cars                                            104,683        98,897      12-16
Machinery of workshop                                    16,817        16,827        8
Machinery of road                                        26,141        26,594        14
Furniture and equipment                                 154,277       218,892       1-15
Buildings                                                 4,766         4,995        20
Other                                                    57,226        67,081         8
                                                    -----------   -----------

                                                        539,704       608,416
Less accumulated depreciation
and amortization                                       (101,530)     (135,869)
                                                    -----------   -----------

                                                        438,174       472,547
Land                                                     23,686        26,781
Construction in progress                                 21,709        10,276
                                                    -----------   -----------

                                                    $   483,569   $   509,604
                                                    ===========   ===========

Depreciation of property, machinery and equipment was $30.4 million in 1999, $34.9 million in 2000 and $37.2 in 2001.

                                                                            (13)

NOTE 5 - FINANCING:
-------------------

Financing is summarized as follows:

                                                                December 31,
                                                                ------------

Short-term debt:                                            2000           2001
---------------                                             ----           ----
Commercial paper                                                        $   265,000

Less-discount on commercial paper                                              (362)
                                                         -----------    -----------

                                                         $   -          $   264,638
                                                         ===========    ===========
Long-term debt:
--------------

Senior notes                                             $   150,000    $   150,000
Senior discount debentures                                   443,501        443,501
Commercial paper                                             290,000
                                                         -----------    -----------

                                                             883,501        593,501
Less-discount on Senior discount debentures and
commercial paper                                             (72,177)       (22,563)
                                                         -----------    -----------

                                                         $   811,324    $   570,938
                                                         ===========    ===========

Senior credit facilities
------------------------

In September 2000, the Company early paid the Tranche "A" and "B" US dollar denominated loans, which originally matured on June 23, 2002.

Interest expense related with the Senior credit facilities amounted to $36,859 and $24,125 during 1999 and 2000, respectively, at an average interest rate of 9.5%.

Commercial paper
----------------

In September 2000, the Company issued commercial paper at a discount of $5 million from its principal amount of $290 million, as part of a two-year $310 million program. Interest rates on the outstanding commercial paper are at weighted average rate of around 2%. Proceeds from commercial paper were used to pay the Tranches "A" and "B" of the Senior credit facilities and their respective revolving loan.

Interest expense related with the commercial paper amounted $6,488 and $17,661 during 2000 and 2001, respectively.

In September 2002, the total amount of the commercial paper is due, nevertheless the Company is negotiating to obtain an extension of the maturity of the program which would be subject to the approval of 100% of the participating Banks and subject to market conditions.

                                                                            (14)

Senior notes
------------

In June 1997 the Company issued US dollar denominated securities bearing interest semiannually at a of fixed rate of 10.25% and maturing on June 15, 2007.

Interest expense related with the senior notes amounted $16,167, for each one of the years ended December 31, 1999, 2000 and 2001.

Senior discount debentures ("SDD")
----------------------------------

The US dollar denominated SDD were sold in June 1997, at a substantial discount from their principal amount of $443,501, and no interest will be payable thereon prior to June 15, 2002. The SDD will mature on June 15, 2009. The price of the SDD represents a yield to maturity of 11.75% fixed rate, computed on the basis of semiannual compounding and maturing on June 15, 2002. Interest on the SDD is payable semiannually at a of fixed rate of 11.75%, commencing on December 15, 2002. The SDD are redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2002, at the following redemption prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any.

                                                 Senior discount debenture
                Year                                 redemption price
                ----                                 ----------------

               2002                                      105.8750%
               2003                                      102.9375%
               2004 and thereafter                       100.0000%

Interest expense related with the SDD amounted $38,007, $42,608 and $47,763 during 1999, 2000 and 2001, respectively.

Covenants
---------

The agreements related to the above-mentioned loans include certain affirmative and negative covenants and maintenance of certain financial conditions, including, among other things, dividend and other payment restrictions affecting restricted subsidiaries, with which Grupo TFM and subsidiary were in compliance at December 31, 2001.

NOTE 6 - FINANCIAL INSTRUMENTS:
------------------------------

Interest rates agreements
-------------------------

The Company enters into various types of interest rate contracts in managing its interest rate risk. The Company uses interest rates swaps to reduce the potential impact of increases in its interest rates under its long-term debt described in Note 5.


                                                                            (15)

As a condition to the Senior Secured credit facilities, the Company entered into an interest rate swap, which expired on March 10, 2000. At the expiration date, the Company recognized an additional cost of approximately $200.

Fuel futures contracts
----------------------

The Company may seek to assure itself of more predictable fuel expenses through U.S. fuel futures contracts. TFM's fuel hedging program covered approximately 25% of estimated fuel purchases. Hedge positions are also closely monitored to ensure that they will not exceed actual fuel requirements in any period. During 2001, the Company did not enter into fuel futures contracts.

Foreign exchange contracts
--------------------------

The purpose of the Company's foreign exchange contracts is to limit the risks arising from its peso-denominated monetary assets and liabilities.

The nature and quantity of any transactions will be determined by Management of the Company based upon net assets exposure and market conditions.

As of December 31, 2001, the Company had eight Mexican peso call options outstanding in the notional amount of $10 million each one, based on the average exchange rate of Ps9.973 per dollar. These options will expire during 2002.

Fair value of financial instruments
-----------------------------------

The fair values of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate carrying values because of the short maturity of these financial instruments.

The related fair value based on the quoted market prices for the Senior notes and SDD or similar issues at December 31, 2000 was $136,125 and $323,755, and at December 31, 2001 was $138,000 and $385,845, respectively. The carrying amount of commercial paper approximates fair value due to its short maturity and variable rates.


                                                                            (16)

NOTE 7 - BALANCES AND TRANSACTIONS WITH RELATED PARTIES:
-------------------------------------------------------

The amounts payable to (receivable from) related parties are as follows:

                                                                        December 31,
                                                                        ------------

                                                                      2000          2001
                                                                      ----          ----
KCSI                                                               $    2,363     $   3,268
Terminal Ferroviaria del Valle del Mexico, S. A. de C. V.                 632         2,308
TMM Multimodal                                                                      (20,000)
TMM                                                                     5,093         1,619
Inmobiliaria TMM, S. A. de C.V .                                           15            10
Servicios de Transporte Especializado, S. A. de C. V.                     610         2,793
Mexrail, Inc.                                                         (12,302)      (31,395)
TMM Logistics, S. A. de C. V.                                            (275)       (1,957)
Centro Logistico Mexicano, S. A. de C. V.                                               171
Transportes Maritimos del Pacifico, S. A. de C. V.                                     (772)
Servicios de Inspeccion y Mantenimiento de
Contenedores, S. A. de C. V.                                                            134
                                                                   ----------     ---------

                                                                  ($    3,864)   ($  43,821)
                                                                   ==========     =========

The most important transactions with related parties are summarized as follows:

                                                                      Year ended December 31,
                                                                      -----------------------

                                                                1999           2000          2001
                                                                ----           ----          ----
Transportation revenues                                       $   7,391    $   15,106     $   13,129
                                                              =========    ==========     ==========

Services expenses                                            ($   2,866)  ($    3,326)   ($    3,477)
                                                              =========    ==========     ==========

Management services                                          ($   2,500)  ($    2,500)   ($    2,500)
                                                              =========    ==========     ==========

Locomotives leases revenues                                   $   1,764    $    1,854     $    3,634
                                                              =========    ==========     ==========

Other income (expenses)                                       $      96   ($    5,009)   ($    9,056)
                                                              =========    ==========     ==========

TMM management services agreement
---------------------------------

The Company and TMM entered into a management services agreement pursuant to which TMM provides certain consulting and management services to the Company commencing May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, TMM is to be reimbursed for its costs and expenses incurred in the performance of such services.

                                                                            (17)

KCS Transportation Company ("KCSTC") management services agreement
------------------------------------------------------------------

The Company and KCSTC, a wholly owned subsidiary of KCSI, entered into a management services agreement pursuant to which KCSTC makes available to the Company certain railroad consulting and management services commencing May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, KCSTC is to be reimbursed for its costs and expenses incurred in the performance of such services.

The above mentioned agreements have not been renewed, and the Company has accrued the payments due to TMM and KCSTC under the terms of the original agreements through December 31, 2001.

NOTE 8 - STOCKHOLDERS' EQUITY:
-----------------------------

Grupo TFM's capital stock is variable with a fixed minimum of Ps50,000 and an unlimited maximum. The capital stock of Grupo TFM is divided into series without par value, whose principal differences relate to: a) Series "A" shares with voting rights, which can be held only by persons or companies of Mexican nationality and represent up to 51% of the capital stock of Grupo TFM; b) Series "B" shares with voting rights, which can be held by persons or companies of non-Mexican nationality and represent up to 49% of the capital stock of Grupo TFM, unless authorized by the National Commission of Foreign Investments, in which case the percentage can be higher, and c) Series "L" shares with restricted voting rights, which are not entitled to a dividend preference.

At December 31, 2001 the capital stock of Grupo TFM is represented by 10,063,570 shares as follows:

                                        Number of shares                      Number of shares
Stockholders                    (fixed portion of capital stock)     (variable portion of capital stock)
------------                    --------------------------------     -----------------------------------
                                            Series "A"                            Series "A"
                                            ----------                            ----------

TMM Multimodal                                25,500                               3,842,901

                                            Series "B"                           Sub-series "B"
                                            ----------                           --------------

Nafta                                         24,500                               3,692,199

                                                                                 Sub-series "L"
                                                                                 --------------

FNM                                                                                2,478,470
                                            --------                              ----------

Total                                         50,000                              10,013,570
                                            ========                              ==========


                                                                            (18)

The Sub-series "L-1" shares are entitled to elect one of Grupo TFM's eight directors and his or her alternate director. Pursuant to the by-laws of Grupo TFM, the voting rights attached to these shares are limited to the following matters: (i) granting of any guaranty for the obligations of third parties not made in Grupo TFM's ordinary course of business; (ii) extension of credit to third parties not made in Grupo TFM's ordinary course of business; (iii) acquisitions not made in the furtherance of Grupo TFM's corporate purpose and not made in Grupo TFM's ordinary course of business for an amount exceeding $1 million, and (iv) the election of the director appointed by holders of Grupo TFM Sub-series "L-1" shares. Except as described above, holders of Sub-series "L-1" shares have no voting rights. Grupo TFM Sub-series "L-1" shares do not confer upon the holders thereof any right to preference dividends.

At the General Ordinary Stockholders' Meeting held on December 21, 2001, the stockholders agreed to pay dividends of $33,819, equivalent to $3.3605 per share. The dividends were declared from retained earnings not previously taxed, consequently the Company determined $18,211 of income tax payable due to the dividends. At December 31, 2001, the dividend payable to Nafta is still pending to be collected. (See Notes 10 and 11).

At the General Ordinary Stockholders' Meeting held on December 21, 2001, the stockholders of TFM agreed to pay dividends of $33,165, equivalent to $0.0002396 per share. The dividends were declared from retained earnings not previously taxed, consequently TFM determined $17,860 of income tax payable due to the dividends. At December 31, 2001, the dividend due to the Mexican Government is still pending to be collected. (See Notes 10 and 11).

On September 26, 2000, Grupo Servia, S. A. de C. V. entered into a stock purchase agreement and agreed to sell its interest in Grupo TFM toTMM Multimodal. On December 28, 2000, an addendum to such agreement was signed, after which as from December 31, 2000, TMM Multimodal has voting rights on 51% of the capital stock of Grupo TFM.

TMM Multimodal and Nafta hold an option to acquire FNM's shares through July 31, 2002, which is exercisable at $198.8 million plus interest based upon one year
U. S. Treasury rates. See Note 3.

The Government has retained a 20% interest in TFM's shares and has reserved the right to sell such shares by October 31, 2003 in a public offering. In the event that such public offering does not occur by October 31, 2003, Grupo TFM may purchase the Government's equity interest in TFM at a purchase price equal to the per share price initially paid by Grupo TFM, indexed based on Mexican inflation. If Grupo TFM does not purchase the Government's TFM interest, the Government may require TMM and KCSI to purchase the TFM shares at the price discussed above. See Note 3.

Dividends paid from retained earnings on which income tax has been previously paid are not subject to tax withholding. If dividends are paid from retained earnings which have not been previously taxed, they will give rise to tax payable by the Company equivalent to 53.85% of the dividends paid and should be credited to the taxable income of the Company in the three

                                                                            (19)
subsequent years. Additionally, as from January 1, 2002, all dividends paid to individuals or residents abroad are not be subject to any tax withholding. When dividends are paid to residents of countries with which Mexico has signed a tax treaty, tax is withheld as per the provisions of the said treaty in question. Capital stock reductions in excess of capital contributions, indexed in accordance with the procedures established in the Mexican Income Tax Law, are accorded the same tax treatment as dividends.

NOTE 9 - INCOME TAX, EMPLOYEES' STATUTORY PROFIT SHARING, ASSET TAX AND TAX LOSS
--------------------------------------------------------------------------------
CARRYFORWARDS:
--------------

Income tax
----------

Grupo TFM and its subsidiary compute income tax on an individual basis.

Grupo TFM and its subsidiary had combined income/(losses) for tax purposes of $5,362, ($135,816) and ($51,680) for the years ended December 31, 1999, 2000 and
2001, respectively. The difference between tax losses and book income is due principally to the inflation gain or loss recognized for tax purposes, the difference between book and tax depreciation and amortization and temporary differences for certain items that are reported in different periods for financial reporting and income tax purposes.

Income tax attributable to taxable income in 1999 of Grupo TFM was not paid due to the utilization of prior years tax loss carryforwards.

The (benefit) expense for income tax (credited) charged to income was as follows:

                                                         Year ended December 31,
                                                         -----------------------

                                                  1999            2000              2001
                                                  ----            ----              ----
Current income tax                             $   -            $ -             $       79
Deferred income tax
(Benefit) expense                                 (41,318)        (18,310)           4,595
                                               ----------       ---------       ----------

Net income tax (benefit) expense              ($   41,318)     ($  18,310)      $    4,674
                                               ==========       =========       ==========


                                                                            (20)

Reconciliation of the income tax expense based on the statutory income tax rate to recorded income tax (benefit) expense was as follows:

                                                         Year ended December 31,
                                                         -----------------------

                                                   1999           2000             2001
                                                   ----           ----             ----
Income before income tax                        $  17,092       $  34,880      $   110,765
                                                =========       =========      ===========

Income tax 35%                                  $   5,982       $  12,208      $    38,768

Decrease (increase) resulting from:
Effects of inflationary components                (16,261)         (2,603)         (10,969)
Effects of inflation on tax loss carryforwards    (29,984)        (28,599)         (26,202)
Non-deductible expenses                             1,177             672              911
Change in tax rate from 34% to 35%                 (2,159)
Other - Net                                           (73)             12            2,087
                                                ---------       ---------      -----------

Net deferred income tax benefit                ($  41,318)     ($  18,310)     $     4,595
                                                =========       =========      ===========

According to the ammendments to the Mexican Income Tax Law in 2002, the income tax rate will decrease one percent per year from 35% starting in 2003 up to 32% in 2005. Management expects that this change in tax law will reduce the carrying amount of the net deferred tax asset. Nevertheless, it is presently evaluating the potential impact.

The components of deferred tax assets and (liabilities) are comprised of the following:

                                                       December 31,
                                                       ------------

                                                   2000           2001
                                                   ----           ----
Tax-loss carryforwards                         $   241,503     $   287,045
Inventories and provisions - Net                    27,367          47,011
Machinery and equipment                              1,679          (3,003)
Concession rights                                 (133,107)       (198,922)
Other                                                  640           1,356
                                               -----------     -----------

Net deferred income tax asset                  $   138,082     $   133,487
                                               ===========     ===========

Employees' statutory profit sharing
-----------------------------------

Employees' statutory profit sharing is determined by the Company at the rate of 10% on taxable income, adjusted as prescribed by the Mexican Income Tax Law. For the years ended December 31, 1999, 2000 and 2001, there was no basis for employees' statutory profit sharing.


                                                                            (21)

Asset tax
---------

The Asset Tax Law establishes a tax of 1.8% on the average of assets, less certain liabilities, which is payable when it exceeds the income tax due. In accordance with the Asset Tax Law, Grupo TFM and the Company are subject to asset tax starting fiscal year 2001. There was no basis for asset tax in 2001.

Tax loss carryforwards
----------------------

At December 31, 2001 Grupo TFM and its subsidiary had the following combined tax loss carryforwards, which under the Mexican Income Tax Law are inflation-indexed through the date of utilization:

                                   Inflation-indexed
          Year in which              amounts as of               Year of
           loss arose              December 31, 2001           expiration
           ----------              -----------------           ----------
             1996                    $    15,691                  2046
             1997                        250,810                  2046
             1998                        316,965                  2046
             1999                          6,740                  2046
             2000                        171,967                  2046
             2001                         57,956                  2046
                                     -----------

                                     $   820,129
                                     ===========

NOTE 10 - COMMITMENTS AND CONTINGENCIES:
---------------------------------------

A) Commitments:
   -----------

Concession duty
---------------

Under the Concession, the Government has the right to receive a payment from the Company equivalent to 0.5% of the gross revenue during the first 15 years of the Concession period and 1.25% during the remaining years of the Concession period. For the years ended December 31, 1999, 2000 and 2001 the concession duty expense amounted to $2,751, $3,334 and $3,391, respectively, which was recorded as operating expense.

Capital lease obligations
-------------------------

At December 31, 2000 the outstanding indebtedness assumed by TFM pursuant to the asset purchase agreement amounted to $4,227. This obligation was paid in January 2001.


                                                                            (22)

At December 31, 2001, the outstanding indebtedness corresponds to two land capital leases for a period of ten years, in which TFM has the option to purchase them at the end of the agreement term.

Locomotives operating leases
----------------------------

In May 1998 and September 1999, the Company entered into operating lease agreements for 75 locomotives each, which expire over the next 18 and 19 years, respectively. At the end of the contracts the locomotives will be returned to the lessor. As of December 31, 2001, the Company had received 150 locomotives. Rents under these agreements amounted $10.6 million in 1999, $18.6 million in 2000 and $28.2 million in 2001.

Future minimum payments, by year and in the aggregate, under the aforementioned leases are as follows:

Year ending December 31,
------------------------

2002                                                $    28,720
2003                                                     28,720
2004                                                     28,720
2005                                                     28,720
2006                                                     28,720
2007 and thereafter                                     350,571
                                                    -----------

                                                    $   494,171
                                                    ===========

Railcars operating leases
-------------------------

The Company leases certain railcars under agreements which are classified as operating leases. The term of the contracts fluctuate between 3 and 15 years. Future minimum rental payments at December 31, 2001, under these agreements are shown in the next page.

Year ended December 31,
-----------------------

2002                                               $    31,588
2003                                                    19,393
2004                                                    17,147
2005                                                    12,204
2006                                                     9,682
2007 and thereafter                                     60,006
                                                   -----------

                                                   $   150,020
                                                   ===========

                                                                            (23)

Locomotives maintenance agreements
----------------------------------

The Company has entered into two locomotives maintenance agreements, which expire in 2004 and 2018 with third-party contractors. Under current arrangements, the contractors provide both routine maintenance and major overhauls at an established rate in a range from four to five hundred dollars per locomotive per day.

Track maintenance and rehabilitation agreement
----------------------------------------------

In May 2000, the Company entered into a track maintenance and rehabilitation agreement, which expires in 2012. Under this contract, the contractor provides both routine maintenance and major rehabilitation to the Celaya - Lazaro Cardenas stretch, which is comprised of approximately 350 miles. Maintenance and rehabilitation expense amounted to $2.3 million in 2000 and $30.1 million in 2001. Under this agreement, the Company will pay approximately $97 million in the following 12 years.

Fuel purchase agreement
-----------------------

On December 19, 1997, the Company entered into a fuel purchase agreement with PEMEX Refinacion, under which the Company has the obligation to purchase at market price a minimum of 29,550 cubic meters and a maximum of 42,400 cubic meters per month of PEMEX diesel. The term of the agreement is indefinite but can be terminated for justified cause by each party with a written notification upon three months notice.

B) Contingencies:
   -------------

- Grupo TFM and its subsidiary are parties to various legal actions and other claims in the ordinary course of their business, mainly related with labor and social security obligations. Management does not believe that any pending litigation against Grupo TFM and the Company will, individually or in the aggregate, have a material adverse effect on their results of operations or financial condition.

- The Company has filed a claim for the refund of approximately $262 million (Ps 2,111 million) of value added tax paid in connection with the Acquisition (see
  Note 1). However, a full valuation allowance has been provided in the accompanying consolidated financial statements.

- In September 2001, Ferrocarril Mexicano, S. A. de C. V. ("Ferromex") filed a legal claim against the Company relating to payments that both parties are required to make to each other for interline services and trackage and haulage rights pursuant to each of their respective concessions. At the date of issuance of these consolidated financial statements, the Company and Ferromex have not been able to agree upon the rates that each is required to pay to the other for such services and rights. Accordingly, in 2001 the Company has initiated an administrative proceeding pursuant to the Mexican Railroad Services Law and Regulations

                                                                            (24)
  requesting a determination of such rates by the SCT to determine the conditions and rates under which such services and rights are to be rendered. On March 14, 2002, the Company received the ruling from the SCT solving the procedures and conditions for the trackage rights for 2002.

  The Company believes that the payments for interline services and haulage owed by Ferromex exceed the amount of payments that Ferromex claims the Company owes to Ferromex for such services and rights. Accordingly, the Company believes that the outcome of this legal claim will not have a material adverse effect on the financial condition of TFM.

- On January 7,2002 Nafta filed a mercantile ordinary suit against, among others, Grupo TFM, mainly for the purpose of having the December 31, 2001 General Ordinary Stockholders Meeting of Grupo TFM annulled. At this meeting, it was agreed to pay dividends to the company's stockholders. See Note 11.

NOTE 11 - SUBSEQUENT EVENTS:
---------------------------

On March 26, 2002, the Company received the ruling annulling the Ordinary Stockholders' Meeting mentioned in Note 8, thus the dividends were cancelled in the consolidated financial statements as of December 31, 2001, giving retroactive effect to said anullation.

On February 27, 2002, TFM entered into a stock purchase agreement with KCS and TMM Multimodal to acquire all of the common stock of Mexrail, Inc. for $64,000. TMM Multimodal and KCS own 51% and 49% of the common stock of Mexrail, Inc., respectively.

NOTE 12 - RECONCILIATION OF DIFFERENCES BETWEEN IAS AND U.S. GAAP:
-----------------------------------------------------------------

The Company's consolidated financial statements are prepared in accordance with IAS which differ in certain material respects from U.S. GAAP. The main differences between IAS and U.S. GAAP, as they relate to the Company, are summarized in the following pages. An explanation is provided when considered necessary of the effects on the consolidated net income an on stockholders' equity.


                                                                            (25)

a. Reconciliation of net income
   ----------------------------

                                                                                 Year ended December 31,
                                                                                 -----------------------
                                                     Reference to
                                                      subnote d.           1999           2000           2001
                                                      ----------           ----           ----           ----
Net income under IAS                                                    $   46,385    $   42,684     $   84,878
Deferred income tax                                        i               (52,839)       (1,822)        (6,679)
Deferred employees' statutory profit
sharing                                                    i                (3,165)        4,573         (2,623)
Deferred charges                                           ii                                              (933)
Effect of U.S. GAAP adjustments on
minority interest                                                           11,201          (550)         2,047
                                                                        ----------    ----------     ----------

Net income under U.S. GAAP                                              $    1,582    $   44,885     $   76,690
                                                                        ==========    ==========     ==========

b. Reconciliation of stockholders' equity
   --------------------------------------

                                                                                             December 31,
                                                                                             ------------
                                                                  Reference to
                                                                   subnote d.             2000           2001
                                                                   ----------             ----           ----
Stockholders' equity under IAS                                                        $   873,942    $   958,820
Deferred income tax                                                     i                 (81,653)       (88,332)
Deferred employees' profit sharing                                      i                  15,524         12,901
Deferred charges                                                        ii                -                 (933)
Effect of U.S. GAAP adjustments on minority interest                                       13,226         15,273
                                                                                      -----------    -----------

Stockholders' equity under U.S. GAAP                                                  $   821,039    $   897,729
                                                                                      ===========    ===========

c. Analysis of changes in stockholders' equity under U.S. GAAP:
   -----------------------------------------------------------

                                                                                             December 31,
                                                                                             ------------

                                                                                          2000           2001
                                                                                          ----           ----
Balance at beginning of the year                                                      $   776,154    $   821,039

Net income                                                                                 44,885         76,690
                                                                                      -----------    -----------

Balance at end of the year                                                            $   821,039    $   897,729
                                                                                      ===========    ===========


                                                                            (26)

d. Significant differences between I AS and U.S. GAAP:
   --------------------------------------------------

i. Deferred income tax and employees' statutory profit sharing
   -----------------------------------------------------------

The deferred income tax included in the consolidated financial statements was calculated in accordance with the IAS-12 (revised) which requires the recording of deferred taxes for fixed assets and concession, including the effects of indexing for tax purposes.

U.S. GAAP prohibits recognition of deferred tax assets or liabilities for differences related to assets and liabilities that are remeasured from the local currency into the functional currency using historical exchange rates and that result from changes in exchange rates or the indexation for tax purposes.

In Mexico, companies are obligated to pay their employees a portion of the net income as defined by specific regulations. For U.S. GAAP purposes, deferred profit sharing liabilities or assets would be recorded for temporary differences that may arise in the determination of the current liability based on the statutory rate of 10%. These temporary differences are similar to those that exist for deferred income tax purposes. IAS do not require the establishment of assets or liabilities for these differences.

The differences in the net deferred income tax and employees' statutory profit sharing assets determined under U.S. GAAP and IAS at December 31, 2000 and 2001 are summarized below:

                                                     Deferred income                  Deferred profit
                                                       tax assets                      sharing assets
                                                       ----------                      --------------

                                                   2000          2001                2000         2001
                                                   ----          ----                ----         ----

Amounts recorded under IAS                      $  138,082     $  133,487
Amount determined under U.S.
GAAP                                                56,429         45,155          $  15,524     $  12,901
                                                ----------     ----------          ---------     ---------

Net difference                                  $   81,653     $   88,332          $  15,524     $  12,901
                                                ==========     ==========          =========     =========

Under U.S. GAAP, employee profit sharing would be considered as operating expense.

ii. Deferred charges
    ----------------

During 2001, the Company incurred in certain financing costs paid to third parties which were capitalized under IAS. Under U.S. GAAP, it is required that these costs are expensed as incurred.


                                                                            (27)

iii. Earnings per share
     ------------------

The weighted average number of shares outstanding for the years ended December 31, 1999, 2000 and 2001 was 10,063,570. The net income per share (basic and diluted) under U.S. GAAP was $0.16 in 1999, $4.46 in 2000 and $7.62 in 2001.

iv. Sales and disposals of fixed assets
    -----------------------------------

In accordance with SAB 101, the gains or losses on sales and disposals of fixed assets should be included in other operating expenses. Under IAS, these expenses are included in other expenses - net. For the years ended December 31, 1999, 2000 and 2001 the gains or losses on sales and disposals of fixed assets amounted to $4,861, $23,435 and ($57,269), respectively.

v. Extraordinary item
   ------------------

Under IAS, the deferred financing costs expensed for the pre-payment of the Senior credit facilities for an amount of $9,227 were included in interest expense, while under U.S. GAAP, it would be included in the income statement as extraordinary item, net of taxes ($5,075).

vi. Effect of recently issued accounting standards
    ----------------------------------------------

On July 20, 2001, the FASB issued Statement No. 141, "Business Combinations" ("SFAS 141"), and Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 supersedes Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16").

The most significant ways in which the provisions of SFAS 141 differ from those in APB 16 are follows: (1) the purchase method of accounting must be used for all business combinations initiated after June 30, 2001 (i.e., the pooling-of-interests method is no longer permitted); (2) mores specific guidance is provided on how to determine the accounting acquirer; (3) specific criteria are provided for recognizing intangible assets apart from goodwill; (4) unamortized negative good will must be written off immediately as an extraordinary gain (instead of being deferred and amortized); and (5) additional financial statement disclosures regarding business combinations are required.

SFAS 142 supersedes APB 17, "Intangible Assets" ("APB 17"). In primarily addresses the accounting that must be applied to goodwill and intangible assets subsequent to their initial recognition (i.e., the post-acquisition accounting). The provisions of SFAS 142 will be effective for fiscal years beginning after December 15, 2001; however, early adoption is permitted in certain instances. Among the new requirements and guidance set forth in SFAS 142, the following are the most significant changes from APB 17: (1) goodwill and indefinite-lived intangible assets will no longer be amortized; (2) goodwill will be tested for impairment at the reporting unit level (which is generally an operating segment or one reporting level below) at least annually; (3) intangible assets deemed to have an indefinite life will be tested for

                                                                            (28)
impairment at least annually; (4) the amortization period of intangible assets that have finite lives will no longer be limited to forty years; and (5) additional financial statement disclosures about goodwill and intangible assets will be required.

On August 15, 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("FAS 143") "Accounting for Asset Retirement Obligations". This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. As used in this Statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. This Statement amends FASB Statement No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies". This Statement also requires that the fair value of a liability for and asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged.

On October 4, 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("FAS 144") "Accounting for the Impairment of Disposal of Long-Lived Assets". This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statements supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. Long-Lived Assets to Be Held and Used. This Statement retains the requirements of Statement 121 to (a) recognize and impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure and impairment loss as the difference between the carrying amount and fair value of the asset. Long-Lived assets to be disposed of other than by sale. This Statement requires that a long-lived asset to be abandoned, exchanged for a similar productive asset, or distributed to owners in a spin-off be considered held and used until it is disposed of. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of this Statement generally are to be applied prospectively.


                                                                            (29)

The Company is presently evaluating the impact if any, that these new standards (FAS 141 to 144) will have on its consolidated financial statements.

e. Condensed balance sheets and income statements
   ----------------------------------------------

The following condensed balance sheets and income statements reflect the effects of the principal differences between IAS and U.S. GAAP:

                                                                          Condensed Balance Sheets
                                                                          ------------------------

                                                                                December 31,
                                                                                ------------

                                                                          2000                2001
                                                                          ----                ----
Total current assets                                                  $     190,920      $      294,329
Due from Mexican Government                                                                      81,892
Concession rights and related assets - Net                                1,308,900           1,257,591
Property, machinery and equipment - Net                                     483,569             509,604
Deferred income taxes and employees' statutory
profit sharing                                                               71,953              58,056
Other non-current assets                                                     21,169              17,175
                                                                      -------------      --------------

       Total assets                                                   $   2,076,511      $    2,218,647
                                                                      =============      ==============

                                                                          Condensed Balance Sheets
                                                                          ------------------------

                                                                                December 31,
                                                                                ------------

                                                                          2000                2001
                                                                          ----                ----

Total short-term liabilities                                          $      79,453      $      350,758
Total long-term liabilities                                                 818,869             593,844
                                                                      -------------      --------------

       Total liabilities                                                    898,322             944,602
                                                                      -------------      --------------

Minority interest                                                           357,150             376,316
                                                                      -------------      --------------

Capital stock                                                               807,008             807,008
Retained earnings                                                            14,031              90,721
                                                                      -------------      --------------

       Total stockholders' equity                                           821,039             897,729
                                                                      -------------      --------------

       Total liabilities and stockholders' equity                     $   2,076,511      $    2,218,647
                                                                      =============      ==============

                                                                            (30)

                                                             Condensed Statements of Income
                                                             ------------------------------

                                                                Years ended December 31,
                                                                ------------------------

                                                          1999            2000                2001
                                                          ----            ----                ----
Transportation revenues                               $   524,541      $   640,558       $   667,826
Total operating expenses                                  409,683          493,708           457,732
                                                      -----------      -----------       -----------

Operating income                                          114,858          146,850           210,094

Other income (expenses) - net                                 725              469           (22,631)
Comprehensive financing cost                             (101,656)         (99,455)          (80,719)
                                                      -----------      -----------       -----------

Income before provision for
deferred income taxes, minority
interest and extraordinary item                            13,927           47,864           106,744

Income tax                                                                                       (79)
Deferred income tax (expense) benefit                     (11,521)          13,152           (10,809)
Minority interest                                            (824)         (11,056)          (19,166)
                                                      -----------      -----------       -----------

Income before extraordinary item                            1,582           49,960            76,690
Extraordinary item, net of taxes                                            (5,075)
                                                      -----------      -----------       -----------

Net income for the year                               $     1,582      $    44,885       $    76,690
                                                      ===========      ===========       ===========


                                                                            (31)